Exhibit 3.2

CERTIFICATE OF AMENDMENT

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ATLASCLEAR HOLDINGS, INC.

AtlasClear Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Section 1.1 with the following:

1.1 The total number of shares of all classes of stock that the Corporation has authority to issue is 525,000,000 shares, consisting of 500,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 25,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

2.The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Corporation on December 30, 2024.

ATLASCLEAR HOLDINGS, INC.

/s/ John Schaible
John Schaible
Executive Chairman